EXHIBIT 99
CONTACT:  David Dickson, +1 703 846 2378 or
          Christopher Springham, +1 703 846 2500

MOBIL ANNOUNCES ESTIMATED FOURTH QUARTER AND 1996 RESULTS

Fairfax, VA, January 27, 1997 -- Mobil Corporation today reported fourth quarter 1996 operating income of $879 million, a record high. This is an increase of $119 million from the $760 million earned in the comparable quarter last year. Operating earnings per common share were $2.20 compared with $1.89 in 1995, an increase of 16%. Including special items, reported income for the quarter was $676 million, or $1.68 per share.

Full year 1996 operating income of $3,097 million was also a record high, up $251 million from last year. On a per share basis, operating earnings of $7.72 were up 9% from $7.06 in 1995. Including special items, full year reported income was $2,964 million, or $7.38 per share.

In commenting on full year 1996 operating income compared with 1995, Chairman and Chief Executive Officer Lucio A. Noto said, "This is the first time Mobil's operating earnings have surpassed the $3 billion level. Earnings growth resulted from strong crude oil and natural gas prices, increased international production of crude oil and natural gas, higher petroleum product sales, and expense reductions related to our initiatives programs. These factors more than offset expenses related to increased volumes and growth programs, opportunity losses related to our hydrocarbon hedging program, and weaker industry margins in the international downstream and petrochemical businesses where we have a substantial presence. Our outlook for these businesses continues to be favorable for the longer term. Additionally, results were hurt by increased downtime in our refineries and reduced chemical plant operating reliability. We are addressing these areas and expect to show improvement. The absence of income from divested chemical businesses and the expiration of the tax holiday for our petrochemicals joint venture in Saudi Arabia also had negative impacts.

"Savings from our expense initiatives, including the Staff Redesign Project and other restructuring programs, totaled $600 million before tax for the full year. These savings were mostly offset by higher volume-related expenses, including start-up costs for alliances and other new programs for growth, and one-time costs associated with exiting certain noncore businesses. Higher purchased energy costs and the effects of inflation were also offsetting factors. All of the programs required to support the $1.3 billion reduction in costs announced over the past few years were in place by the end of 1996 and contributed, as expected, to the increase in earnings."

Mr. Noto concluded, "Mobil's overall strategy is to profitably grow its core businesses, while continuing to improve the performance of existing assets. In 1996, we were able to grow volumes significantly in all sectors, while reducing per barrel expenses by about 10%. Since we are in a very competitive industry that is subject to significant price volatility, we must continue these efforts. We are not counting on a continuation of the current high oil and gas prices or an overall improvement in business conditions to enhance shareholder value."

On a reported basis, fourth quarter 1996 earnings were $676 million, a decrease of $99 million from 1995. Fourth quarter 1996 results included net special charges of $203 million -- $145 million for previously announced start-up costs for Mobil's downstream European joint venture with British Petroleum and $69 million for the FAS 121 write-down of a Gulf of Mexico property, partly offset by $11 million of various net favorable items, mostly LIFO/other inventory adjustments. Fourth quarter 1995 results included a net special benefit of $15 million -- primarily gains from the sale of certain Chemical and Mining assets which were largely offset by impairment charges related to the adoption of FAS 121 (refer to Table 3).

Full year 1996 reported income was $2,964 million, $588 million higher than the $2,376 million reported in 1995. Net special charges in 1996 totaled $133 million. In addition to the net special charges in the fourth quarter, there were implementation costs associated with the Staff Redesign Project during the first nine months of the year which were more than offset by gains on U.S. and Canadian upstream asset sales. Last year's reported earnings included net special charges of $470 million, the result of various restructuring programs and the adoption of FAS 121, partly offset by net benefits from the sale of certain Chemical and Mining assets and a favorable litigation settlement (refer to Table 3).

The following comments address the operating performance of the major business segments during the fourth quarter and full year
1996, as compared with the same periods in 1995 (refer to Table
2):

      COMPARISON OF FOURTH QUARTER 1996 WITH FOURTH QUARTER 1995

 .    Exploration and Producing income was a record $649 million,
     $306 million higher than last year's fourth quarter.

     In the United States, income was $212 million, up $117 million, mainly due to significantly higher prices for crude oil and natural gas. Benefits from the crude price increase were, however, reduced somewhat due to the weakening of prices for California heavy crudes relative to light crudes. These heavy crudes make up about 40% of Mobil's U.S. production. Reduced operating expenses from restructuring initiatives also contributed to earnings. These benefits were partially offset by the impact of lower production volumes, primarily resulting from asset disposals and natural field declines.

     International income of $437 million was $189 million higher, principally due to higher crude oil and natural gas prices and higher production volumes. Growth in production was due to the streaming of a new field in Equatorial Guinea, new production from existing fields in Nigeria, higher production in Indonesia to meet contract demand, and new production from Ampolex and the Tengiz field. Production also commenced from the Qatargas liquefied natural gas project in November. Higher exploration expenses partially offset these favorable items.

 .    Marketing and Refining income of $256 million was $116
     million lower than fourth quarter 1995.

     United States income was $61 million, down $34 million, mainly due to higher refinery downtime and higher purchased energy costs. In spite of higher refinery downtime, combined gasoline and distillate production was an all-time high for a quarter.

     International income of $195 million was $82 million lower than in 1995, primarily due to lower integrated margins and higher expenses. Margins in Australia and Japan were weaker as crude prices increased and competitive pressures precluded recovery of these higher costs. Benefits from higher refining margins at Mobil's Singapore refinery were more than offset by lower paraxylene margins, as income from the aromatics complex at this facility is shared between Marketing and Refining and Chemical. Higher petroleum product sales in Asia-Pacific contributed favorably to earnings.

 .    Chemical income of $81 million was $59 million lower than
     last year's fourth quarter. The decline primarily reflected lower petrochemical margins, notably for paraxylene, the expiration of the tax holiday in Saudi Arabia, and the absence of income from divested businesses.

 .    Corporate and Other expense was $26 million, $11 million
     higher than the comparable period last year, primarily due to one-time costs associated with exiting the land development business.

 .    Net Financing Expense of $81 million was essentially the same as last year as the impact of slightly higher average debt levels and average interest rates offset the favorable impacts of higher capitalized interest for new projects in Nigeria and Qatar and certain other nonrecurring items.

                COMPARISON OF FULL YEAR 1996 WITH 1995

 .    Exploration and Producing income was $2,053 million, $656
     million higher than last year.

     In the United States, income was $686 million, up $354 million, as a result of higher prices for crude oil and natural gas, lower producing expenses and decreased capital recovery charges resulting from the impact of adopting FAS 121 in the fourth quarter of 1995. These positive factors were somewhat offset by the effects of lower production volumes, primarily resulting from asset disposals and natural field declines. Opportunity losses on forward sales of natural gas, primarily during the first half of 1996, also impacted earnings. The weakening of prices for California heavy crudes relative to light crudes somewhat reduced the benefits from higher crude oil prices.

     International income of $1,367 million was $302 million higher, principally due to higher crude oil and natural gas prices. Production volumes were higher due to additional production in Nigeria, reflecting the success of our capital program, and the acquisitions of Ampolex and our interest in the Tengiz field. Additionally, production commenced from Equatorial Guinea during the year. These favorable factors were partially offset by higher exploration expenses.

 .    Marketing and Refining income of $1,079 million was $56
     million lower than 1995.

     United States income was $372 million, $42 million higher than 1995. This year's results benefited from higher margins, although margins declined somewhat in the second half when continued increases in crude costs could not be recovered in the marketplace. The improvement in earnings this year also reflects continued growth in retail automotive gasoline sales, up about 3% versus an estimated industry growth of 1%, due to the success of new marketing programs. Wider price spreads between heavy and light crudes also benefited Mobil's refineries which are among the best in the industry at processing heavy crudes. Partly offsetting these favorable items was a higher level of refinery downtime.

     International income of $707 million was $98 million lower than in 1995, primarily due to lower marketing margins in Europe and Asia-Pacific. U.K. marketing margins were particularly weak due to competitive pressures, although they improved in the fourth quarter. Lower paraxylene margins, which impacted Mobil's Singapore results, and a higher level of scheduled refinery downtime also reduced earnings this year. These factors were partly offset by improved refining margins at Singapore and higher product sales volumes.

 .    Chemical income of $306 million was $373 million lower than
     1995's record $679 million when results benefited from very strong worldwide petrochemical margins. Petrochemical margins in 1996 were significantly lower and results were also adversely impacted by the absence of income from divested businesses, the expiration of the Yanpet Saudi tax holiday, and reduced plant operating reliability. Partly offsetting these negative factors were higher earnings from the oriented polypropylene (films) and chemical products businesses.

 .    Corporate and Other expense was $88 million compared with $70 million last year. This increase was due to lower earnings from real estate operations, one-time costs associated with exiting the land development business, and the absence of certain favorable, nonrecurring items reported in last year's results.

 .    Net Financing Expense of $253 million was $42 million lower than last year due to higher capitalized interest for major projects in Canada, Nigeria, and Qatar and certain other favorable, nonrecurring items.

Capital and Exploration Expenditures for the fourth quarter of 1996 were estimated at $1,571 million, an increase of $200 million from the comparable period last year. For full year 1996, worldwide capital and exploration expenditures were estimated at $6,276 million, compared with $4,268 million for full year 1995.

Mobil's estimated Return on Average Shareholders' Equity for calendar year 1996, based upon reported income, was 16.0%, compared with 13.5% for calendar year 1995. (On an operating basis, excluding special items, returns were 16.7% and 16.2% for the same periods.) Estimated Return on Average Capital Employed for calendar year 1996, based upon reported income, was 12.7%, compared with 10.9% for calendar year 1995. (On an operating basis, excluding special items, returns were 13.2% and 12.8% for the same periods.)

Mobil's estimated Debt-to-capitalization Ratio was 29% at December 31, 1996, compared with 27% at December 31, 1995, which followed the sale of Mobil's plastics business. The increase in debt was mainly due to funding of the Ampolex and Tengiz acquisitions.

Common Stock Dividends were $1.00 per share in the fourth quarter of 1996 and $3.925 per share for full year 1996, $.075 and $.30 per share higher than the comparable periods last year.

Estimates of key financial and operating data are shown on the attached tables.

                                                                   Table 1
                                MOBIL CORPORATION

                                Fourth Quarter          Twelve Months
                            -----------------------  -----------------------
                             1995    1996    Incr/    1995    1996    Incr/
INCOME  ($MM)                Act     Est    (Decr)    Act     Est    (Decr)
                            ------  ------  -------  ------  ------  -------
Petroleum Operations
  E&P: United States         (292)    173      465    (107)    729      836
       International          160     411      251     952   1,374      422
                            ------  ------  -------  ------  ------  -------
  Total E&P                  (132)    584      716     845   2,103    1,258

  M&R: United States           95      96        1     226     407      181
       International          216      22     (194)    447     534       87
                            ------  ------  -------  ------  ------  -------
  Total M&R                   311     118     (193)    673     941      268
                            ------  ------  -------  ------  ------  -------
Total Petroleum               179     702      523   1,518   3,044    1,526

Chemical                      641      81     (560)  1,164     306     (858)
Corporate and Other (a)        35     (26)     (61)    (11)   (133)    (122)
Net Financing Expense         (80)    (81)      (1)   (295)   (253)      42
                            ------  ------  -------  ------  ------  -------
Net Income                    775     676      (99)  2,376   2,964      588
==========                  ======  ======  =======  ======  ======  =======

COMMON SHARES OUTSTANDING (MM)
  Average                   394.6   393.9     (0.7)  395.4   394.1     (1.3)
  End of Period               ...     ...       ...  394.6   393.8     (0.8)

EARNINGS PER COMMON SHARE ($)
  Based on Net Income (b)    1.93    1.68    (0.25)   5.87    7.38     1.51

DIVIDENDS
  Common Stock
    Total Paid ($MM)          365     394       29   1,434   1,547      113
    Per Share ($)           0.925    1.00    0.075   3.625   3.925    0.300

  Preferred Stock ($MM)        14      14        -      56      54       (2)


(a) Includes the results of Real Estate operations, Mining and Minerals, corporate administrative expenses, and other items.
(b) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                           Table 2
                                MOBIL CORPORATION

                               Fourth Quarter            Twelve Months
                            -----------------------  -----------------------
INCOME ADJUSTED FOR          1995    1996    Incr/    1995    1996    Incr/
  SPECIAL ITEMS ($MM)        Act     Est    (Decr)    Act     Est    (Decr)
                            ------  ------  -------  ------  ------  -------
Petroleum Operations
  E&P: United States           95     212      117     332     686      354
       International          248     437      189   1,065   1,367      302
                            ------  ------  -------  ------  ------  -------
  Total E&P                   343     649      306   1,397   2,053      656

  M&R: United States           95      61      (34)    330     372       42
       International          277     195      (82)    805     707      (98)
                            ------  ------  -------  ------  ------  -------
  Total M&R                   372     256     (116)  1,135   1,079      (56)
                            ------  ------  -------  ------  ------  -------
Total Petroleum               715     905      190   2,532   3,132      600

Chemical                      140      81      (59)    679     306     (373)
Corporate and Other (a)       (15)    (26)     (11)    (70)    (88)     (18)
Net Financing Expense         (80)    (81)      (1)   (295)   (253)      42
                            ------  ------  -------  ------  ------  -------
Oper. Income Before
  Special Items               760     879      119   2,846   3,097      251

Special Items                  15    (203)    (218)   (470)   (133)     337
                            ------  ------  -------  ------  ------  -------
Net Income                    775     676      (99)  2,376   2,964      588
==========                  ======  ======  =======  ======  ======  =======



EARNINGS PER COMMON SHARE ($)
  BASED ON:
   Operating Income Before
     Special Items (b)       1.89    2.20     0.31    7.06    7.72     0.66

   Net Income (b)            1.93    1.68    (0.25)   5.87    7.38     1.51


(a) Includes the results of Real Estate operations, Mining and Minerals, corporate administrative expenses, and other items.
(b) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                            Table 3

                              MOBIL CORPORATION

       $MM              1995 by Quarter and Year     1996 by Quarter and Year
SPECIAL ITEMS        ---------------------------- ---------------------------
  AFFECTING INCOME    1Q  2Q      3Q   4Q   Year  1Q   2Q    3Q   4Q     Year
                                                                  Est     Est
                     --- -----   ---- ----- ----- --- ---- ----  ----    ----
E&P United States
  Asset Sales/Write-d -   (22)     -     -   (22)  -    -   82    37     119
  Asset Impairment    -     -      -  (366) (366)  -    -    -   (69)    (69)
  Restructuring       -   (30) (a) -   (21)  (51)  -    -    -    (7)     (7)

E&P International
  Asset Sales/Write-d -     -      -    23    23   -    -   33   (21)     12
  Asset Impairment    -     -      -  (121) (121)  -    -    -     -       -
  Tax Adjustment      -     -      -    26    26   -    -    -     -       -
  Restructuring       -   (25) (a)  -   (16)  (41)  -    -    -    (5)     (5)

M&R United States
  LIFO/Other Inv. Adj -     -      -     -     -   -    -    -    35      35
  Restructuring       -  (104) (b) -     -  (104)  -    -    -     -       -

M&R International
  LIFO/Other Inv. Adj -     -      -   (13)  (13)  -    -    -     8       8
  Asset Write-downs   -     -    (29)    -   (29)  -    -    -     -       -
  Pension Suppl.      -     -      -     -     -   -    -    -   (27)    (27)
  Restructuring       -  (268) (c) -   (48) (316)  -    -    -  (154) (d(154)

Chemical
  Asset Sales         -     -      -   501   501   -    -    -     -       -
  Restructuring       -   (16) (a) -     -   (16)  -    -    -     -       -

Corp/Other
  Asset Sales         -     -      -    74    74   -    -   14    16      30
  Environmental       -     -      -   (24)  (24)  -    -    -     -       -
  Restructuring       -   (62) (a) -     -   (62)  -    -    -     -       -
  Litigation Settle.  -     -     71     -    71   -    -    -     -       -
  SRP Implementation  -     -      -     -     -   -  (31) (28)  (16)    (75)
                     --- -----   ---- ----- ----- --- ---- ---- -----   -----
Total Special Items   -  (527)    42    15  (470)  -  (31) 101  (203)   (133)
                     === =====   ==== ===== ===== === ==== ==== =====   =====

(a) Staff redesign project (SRP).
(b) Includes $65 million for SRP and $39 million for restructuring of marketing and refining operations.
(c) Includes $88 million for SRP and $180 million for European refining.
(d) Includes $145 million for Mobil/BP joint venture.

                                                            Table 4

                                 MOBIL CORPORATION
                             Fourth Quarter              Twelve Months
                         -------------------------  -------------------------
CAPITAL AND EXPLORATION   1995    1996      Incr/    1995    1996      Incr/
  EXPENDITURES ($MM)       Act     Est     (Decr)     Act     Est     (Decr)
                         ------- -------   -------  ------- -------   -------
Petroleum Operations
  Exploration & Producing
    United States           253     183       (70)     830     550      (280)
    International           577     760       183    1,844   3,832 (a) 1,988
                         ------- -------   -------  ------- -------   -------
    Total E&P               830     943       113    2,674   4,382     1,708
                         ------- -------   -------  ------- -------   -------
  Marketing & Refining
    United States           151     124       (27)     484     385       (99)
    International           306     390        84      808   1,120       312
                         ------- -------   -------  ------- -------   -------
    Total M&R               457     514        57    1,292   1,505       213
                         ------- -------   -------  ------- -------   -------
Total Petroleum           1,287   1,457       170    3,966   5,887     1,921
Chemical                     65     106        41      220     329       109
Other                        19       8       (11)      82      60       (22)
                         ------- -------   -------  ------- -------   -------
Total Mobil Corporation   1,371   1,571       200    4,268   6,276     2,008
                         ======= =======   =======  ======= =======   =======
Memo:
Exploration expenses charged
  to income, included above
    United States            19      34        15       72      73         1
    International           132     194        62      355     446        91
                         ------- -------   -------  ------- -------   -------
Total Exploration Expense   151     228        77      427     519        92
                         ======= =======   =======  ======= =======   =======
=============================================================================
OTHER FINANCIAL DATA ($MM)
  Total Revenues         20,257  22,236     1,979   75,370  80,782     5,412


  Income Taxes              404     721       317    2,015   3,148     1,133

AVERAGE U.S. PRICES
  Crude  ($/BBL)          13.88   19.32      5.44    14.52   17.38      2.86
  NGL  ($/BBL)            10.03   18.83      8.80     9.94   13.16      3.22
  Natural Gas ($/MCF) (b)  1.84    2.58      0.74     1.58    2.17      0.59

AVERAGE  INT'L. PRICES
  Crude  ($/BBL)          16.73   23.40      6.67    16.94   20.81      3.87
  Natural Gas ($/MCF)      2.38    2.99      0.61     2.47    2.66      0.19

(a) Includes $1,394 million of Ampolex acquisition expenditures which were reported in the second quarter as cash investment in equity companies.
(b) In 1996, the wellhead price is reported. In 1995, prices reflected gas realizations, including transportation costs. This reporting change to wellhead price is consistent with our gas marketing business realignment.

                                                           Table 5

                             MOBIL CORPORATION

                                Fourth Quarter           Twelve Months
                             ----------------------  ----------------------
                              1995    1996   Incr/    1995    1996   Incr/
OPERATING HIGHLIGHTS          Act     Est    (Decr)   Act     Est    (Decr)
                             ------  ------  ------  ------  ------  ------
NET PRODUCTION OF LIQUIDS (TBD)

  United States                275     240     (35)    282     261     (21)

  Canada                        54      46      (8)     53      50      (3)
  Indonesia                     73      56     (17)     77      66     (11)
  Nigeria                      181     227      46     157     209      52
  Norway                        90      82      (8)     91      83      (8)
  United Kingdom                77      75      (2)     75      65     (10)
  Other                         66     168     102      75     117      42
                             ------  ------  ------  ------  ------  ------
  Total International          541     654     113     528     590      62
                             ------  ------  ------  ------  ------  ------
  Worldwide                    816     894      78     810     851      41
                             ======  ======  ======  ======  ======  ======

NET PRODUCTION OF NATURAL GAS (MMCFD)

  United States              1,318   1,229     (89)  1,439   1,332    (107)

  Canada                       441     398     (43)    432     416     (16)
  Germany                      387     335     (52)    404     463      59
  Indonesia                  1,491   1,847     356   1,542   1,556      14
  United Kingdom               759     704     (55)    577     618      41
  Other                        214     248      34     160     167       7
                             ------  ------  ------  ------  ------  ------
  Total International        3,292   3,532     240   3,115   3,220     105
                             ------  ------  ------  ------  ------  ------
  Worldwide                  4,610   4,761     151   4,554   4,552      (2)
                             ======  ======  ======  ======  ======  ======
TOTAL NET
  PRODUCTION (TBDOE)         1,635   1,740     105   1,619   1,660      41
                             ======  ======  ======  ======  ======  ======

                                                           Table 6

                              MOBIL CORPORATION

                                  Fourth Quarter         Twelve Months
                              ---------------------  -----------------------
                               1995    1996   Incr/   1995    1996    Incr/
OPERATING HIGHLIGHTS           Act     Est    (Decr)  Act     Est    (Decr)
                             ------  ------  -----  ------  ------  -------
REFINERY RUNS (TBD)
  Runs for and by Mobil
    United States               891     941     50     895     921       26
    Europe                      356     318    (38)    411     324      (87)
    Asia-Pacific                667     702     35     657     705       48
    All Other                   185     186      1     149     182       33
                              ------  ------  -----  ------  ------  -------
    Total                     2,099   2,147     48   2,112   2,132       20
  Runs for Mobil by Others        9       8     (1)      9       9        -
                              ------  ------  -----  ------  ------  -------
  Worldwide Runs for Mobil    2,108   2,155     47   2,121   2,141       20
                              ======  ======  =====  ======  ======  =======

PETROLEUM PRODUCT SALES (TBD)
  United States
    Automotive Gasoline
      Sales to Trade            551     557      6     539     553       14
      Supply/Other Sales        232     195    (37)    215     214       (1)
                              ------  ------  -----  ------  ------  -------
    Total Automotive Sales      783     752    (31)    754     767       13
    Distillates/Jet Fuel        377     407     30     324     355       31
    Other                       185     272     87     208     241       33
                              ------  ------  -----  ------  ------  -------
    Total United States       1,345   1,431     86   1,286   1,363       77
  Europe                        888     779   (109)    807     804       (3)
  Asia-Pacific                  814     837     23     799     800        1
  All Other                     373     405     32     330     374       44
                              ------  ------  -----  ------  ------  -------
    Total International       2,075   2,021    (54)  1,936   1,978       42
                              ------  ------  -----  ------  ------  -------
  Worldwide                   3,420   3,452     32   3,222   3,341      119
                              ======  ======  =====  ======  ======  =======

CHEMICAL SALES (MM LBS)
  Worldwide Polyethylene Resin  633     578    (55)  2,383   2,437       54

CHEMICAL SALES BY PRODUCT CATEGORY ($MM)
  Petrochemicals                646     457   (189)  2,914   1,878   (1,036)
  Films Products                178     187      9     764     763       (1)
  Chemical Products              29      35      6     115     126       11
  Other Plastics                192       -   (192)  1,155      78   (1,077)
                              ------  ------  -----  ------  ------  -------
    Total                     1,045     679   (366)  4,948   2,845   (2,103)
                              ======  ======  =====  ======  ======  =======